UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2014

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35317

Delaware	45-3591625
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, including zip code)

800-251-0171

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 6, 2014, Atlas Resource Partners, L.P. (the “Partnership”), through its wholly-owned subsidiary, ARP Rangely Production, LLC, entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) with Merit Management Partners I, L.P., Merit Energy Partners III, L.P., and Merit Energy Company, LLC (together, the “Seller”).

The Purchase Agreement provides for the acquisition (the “Acquisition”) of the Seller’s approximate 25% non-operating net working interest in Rangely Field assets in northwest Colorado (the “Assets”) for $420 million. Chevron Corporation will continue as operator of the Rangely Field assets following the Acquisition. The transaction is subject to customary purchase price adjustments and is expected to close in the second quarter 2014, with an effective date of April 1, 2014. The purchase price adjustments include, among others, reductions for, subject to certain exceptions and limitations: the allocated value of certain Assets with respect to which third-party consents are not received prior to closing; the allocated value of certain Assets with respect to which preferential purchase rights are exercised prior to closing; and the value of title defects and environmental defects with respect to the Assets.

The Purchase Agreement contains customary representations and warranties of the parties and covenants of the parties. The closing of the Acquisition is subject to certain closing conditions, including, among others, that the reduction in the purchase price for title and environmental defects is less than 20% of the base purchase price and that the reduction in the purchase price for casualty losses is less than 20% of the base purchase price. The Purchase Agreement also provides for the parties to indemnify each other with respect to certain matters following the closing. The Purchase Agreement provides for certain termination rights, including, among others, (i) if closing has not occurred by July 31, 2014, so long as the terminating party’s breach of the Agreement is not the principal cause of the closing not occurring by the specified date, or (ii) if either party materially breaches the PSA and fails to cure such breach within 10 days.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, attached hereto as Exhibit 2.1 to this Current Report, which is incorporated herein by this reference

Item 7.01	Regulation FD Disclosure.

On May 7, 2014, the Partnership issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information under this item in this Current Report, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Purchase and Sale Agreement, dated as of May 6, 2014, by and among Merit Management Partners I, L.P., Merit Energy Partners III, L.P., Merit Energy Company, LLC, ARP Rangely Production, LLC and Atlas Resource Partners, L.P. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

99.1	Press Release of Atlas Resource Partners, L.P. dated May 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Resource Partners GP, LLC, its general partner

Date: May 7, 2014	By:	/s/ Sean McGrath
	Name:	Sean McGrath
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated as of May 6, 2014, by and among Merit Management Partners I, L.P., Merit Energy Partners III, L.P., Merit Energy Company, LLC, ARP Rangely Production, LLC and Atlas Resource Partners, L.P. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

99.1	Press Release of Atlas Resource Partners, L.P. dated May 7, 2014.